PARTNERSHIP AGREEMENT

This Agreement is made as of the 22 day of October 2024 (the effective date), between

ORANGEKLOUD Pte Ltd
1 Yishun Industrial Street 1,
#04-27/28 & 34, A'POSH BizHub, Singapore 768160
(hereinafter referred to as "**the Company**")

and

ELECTRONICS INDUSTRIES TRAINING CENTRE
a society registered in Singapore and ha
ving its principal office at Blk 5000, Ang Mo Kio Ave 5 #02-08, TECHplace II, Singapore 569870
(hereinafter referred to as "**ELITC**")

The Company and ELITC may be referred to individually as a "Party" or collectively as the "Parties".

WITNESSETH

In consideration of the mutual advantages and benefits which the Parties hereto believe will accrue to each of them from this Agreement, and in consideration of the mutual covenants and Agreements herein contained, the Company and ELITC do hereby formally bind and agree as follows:

1. Subject to the conditions hereinafter set forth, the Company hereby appoints and constitutes ELITC as its preferred business partner to provide training for the Products set forth in Schedule B attached hereto and made a part hereof, to any customer in Singapore.

2. ELITC hereby accepts the appointment hereunder and agrees to:

a) use its best efforts to provide training and promote the Company's Products as listed in Schedule B hereof within the authorized territory and abide by the Company's policies as they apply to Products set forth in Schedule B.
b) conduct its business in its own name.
c) employ in its own name, at its own expense, at its own responsibility, at such compensation and upon such other conditions as it deems proper, such trainer as it deems necessary and proper to perform its duties under this Agreement.

d) provide in its contracts with its trainer that they are the employees of ELITC, acting individually and not as agents for the Company, and are to be paid by ELITC alone.

e) indemnify and hold the Company harmless from and against any claims, loss, cost, expense, damage or liability occasioned by the acts, including, but not limited to breaching of any obligation under this Agreement, of ELITC or those of its employees.

f) respond to any inquiry or problem that arises from use of the Product by the customer. If it is impossible to solve the problem, ELITC shall request the Company to cooperate therein.

3. ELITC shall before the start of the training, notify the Company regarding the customer's company name, location, and other relevant information for the training to be registered as ELITC's customer. The notice of the deal registration request shall be sent to the following contacts of the Company: info@orangekloud.com, steven.chu@orangekloud.com and esther.lung@msc-consulting.com.sg.

4. ELITC shall pay the Company the payments due for subscription fee collected from the course fee and all orders in accordance with Schedule A.

a) ELITC shall pay S$230 of revenue generated as annual product subscription fee from learner from the training services provided.

b) ELITC shall be responsible for the collection and handling of all receipts related to the re-subscriptions from customers generated from its leads. In consideration of the administrative services provided, ELITC shall add a ten percent (10%) surcharge to the renewal fee, which will be included as part of the total amount due to the customers.

5. The Company agrees to pay twenty percentage (20%) of the license revenue to ELITC within two (2) months if customer which procured through ELITC pays the contract amount to the Company. The Company also agrees to pay Professional Service Margin of five percent (5%) to ELITC. This provision shall remain in effect for a duration of five (5) years following the completion of ELITC's training courses utilizing the Company's products by said customer.

6. The Company shall furnish ELITC at its own expense with such supply of available literature, brochures and other sales aids, as the Company deems advisable, for use by ELITC in the training and promotion of the Products.

7. ELITC agrees to distribute such training aids in a business-like fashion. The Company shall also furnish ELITC information respecting potential customers within the authorized territory. Any and all such undistributed literature, training aids, samples and the prospective customer lists shall remain the property of the Company and shall be returned to the Company upon

termination of this Agreement.

8. ELITC recognizes that any of patents, utility model rights, trademarks, tradenames, designs, copyrights and other proprietary rights, used on or embodied in Service or the Product (hereinafter referred to as "Intellectual Proprietary Rights") shall remain the exclusive property of the Company. ELITC shall not have or acquire any right, title or interest in Intellectual Proprietary Rights.

9. ELITC shall not alter, deface, remove, cover or mutilate in any manner Intellectual Proprietary Rights attached or affixed to any of Service or the Product, without the consent of the Company. Upon termination of this Agreement for any cause, ELITC shall cease using in any way its Intellectual Proprietary Rights.

10. The Company shall give ELITC at least thirty (30) days prior written notice of any price increase for the Products, and the new price shall apply to all orders since the applicable date of the increase, excluding previous outstanding orders. The notice of such price increase shall be sent to the following contacts of ELITC: elitc@singnet.com.sg, aikkhiong.neo@elitc.com and info@elitc.com. If the Company doesn't give ELITC such prior notice of a price increase, ELITC is entitled to purchase the Products at the same price as before the price increase.

11. The term of this Agreement shall be 12 months form the date hereof ("initial term") and shall be automatically extended for another 12 months until terminated as hereafter provided. After the expiration of the initial term, this Agreement may be terminated by either Party upon 30 days' written notice to the other, sent by fax, email, or certified mail.

12. This Agreement may be terminated in case that the Parties agree in writing to terminate this Agreement.

13. It is expressly agreed that ELITC and the Company are independent partners and have no authority to make commitments binding the Company.

14. This Agreement shall not be assigned by ELITC without the Company's prior written consent.

15. In the event that either Party is at any time in breach of or default under any of the terms and conditions of this Agreement and is notified of such breach by the other Party, the Breaching Party agree to remedy the breach within 30 days of notification being sent. If such breach or default shall not have been remedied to the satisfaction of the other Party within such 30 days

period, the other Party may terminate this Agreement with 5 days' notice.

16. In the event that ELITC becomes bankrupt or insolvent, or substantially ceases, terminates its activities, or transfers to a third Party its activities stipulated by this Agreement, the Company shall have the right to terminate this Agreement immediately by giving written notice, vice versa.

17. Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the Parties accrued prior to the date of termination of this Agreement.

18. This Agreement supersedes any and all prior Agreements, written or oral, between the Company and ELITC and constitutes the complete Agreement between the Parties. Any modification, alteration or change in this Agreement must be made in writing signed by the Parties hereto.

19. It is expressly understood and agreed that the law governing the Agreement and the Parties' rights hereunder shall be the laws of the Republic of Singapore.

20. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed from this Agreement and all other provisions of the Agreement shall remain in full force and effect.

21. Neither Party shall be liable or responsible for a breach of any of the terms and provisions of this Agreement which is caused by any strike, lockout, labor dispute, inability to obtain materials, heavy and unexpected shipping requirements, any governmental priority, war condition, or any other cause beyond the control of the said Parties.

22. All information provided by either Party for the purpose of this Agreement must be treated confidential. This provision shall survive the termination or expiration of this Agreement.

23. ELITC and the Company are jointly responsible for the management of project between the Parties.

IN WITNESS WHEREOF, the Parties have signed this Agreement in multiple counterparts, each of which shall be considered an original.

ATTEST:

ORANGEKLOUD PTE LTD	**ELECTRONICS INDUSTRIES TRAINING CENTRE**
Signature:	Signature:
Name: Steven Chu	Name: Neo Aik Khiong
Title: Chief Operating Officer	Title: Managing Director
Date: 22 October 2024	Date: 22 October 2024

Schedule A – Payment

<u>Payment from ELITC to the Company</u> • Subscription/re-subscription fee: $230 collected from each learner Payment term: 30 days from invoice date

<u>Payment from the Company to ELITC</u> • Commission on license revenue: 20% of license revenue • Professional service margin: 5% Payment term: 60 days from invoice date

Unless otherwise specified, all mentioned prices are in SGD, price does not include duty and taxes.

The Company and ELITC will share all banking charges resulting from payments.

The bank information for payments of the Parties is as follows:

	The Company	**ELITC**
Bank Name:	United Overseas Bank Limited	DBS Bank
Bank Address:	900 South Woodlands Drive #01-06 Woodlands Civic Centre Singapore 730900	Blk7 12A Ang Mo Kio Ave 6, #01-4066, Singapore 560712
Beneficiary's Name:	ORANGEKLOUD PTE LTD	Electronics Industries Training Centre
Account No. (IBAN):	371-306-303-5	018-010216-1
Swift Code/CNAPS：	UOVBSGSG	DBSSSGSG
Beneficiary's Address:	1 Yishun Industrial Street 1, #04-27/28 A'POSH BizHub Singapore 768160	Blk5000 Ang Mo Kio Ave 5, #02-08, TECHplace II Singapore 569870
Bank Code:	7375	7171
Resident Country/Region Name:	Singapore	Singapore
ATTN:	Ms Esther Lung esther.lung@msc-consulting.com.sg	Ms New Senior Accounts / Admin Executive info@elitc.com +65 64832535 (Ext 101)

If either Party changes its bank information within the duration of this Agreement, it shall notify the other Party immediately and provide any evidence for confirmation of such change that the other Party requires. Otherwise, the other Party is not responsible for any loss as a result.

Schedule B - Product List

1. eMOBIQ No-code
2. Other Products

Other Products not specified above may be added in the future with written confirmation from the Company.